Exhibit 10.1

SunCoke Energy, Inc. 1011 Warrenville Road Suite 600 Lisle, IL 60532

November 7, 2017

Mr. Frederick A. Henderson

1011 Warrenville Road

Suite 600

Lisle, IL 60532

Re: Executive Chairman Position

Dear Fritz,

On behalf of the Board of Directors (the “Board”) of SunCoke Energy, Inc. (the “Company”), we respect your desire to retire as Chief Executive Officer and President of the Company, and we are pleased that you will continue as Executive Chairman of the Board through December 31, 2017. Effective December 31, 2017, you will resign from employment with the Company and from the Board. On December 1, 2017, (the “Effective Date”), Mr. Michael G. Rippey will assume the role of Chief Executive Officer and President of the Company, and you will continue to serve as the Company’s Executive Chairman. The Board believes this letter (the “Agreement”) is in the Company’s best interests as it states the terms and conditions governing your employment with the Company as Executive Chairman to help ensure an orderly transition to the new Chief Executive Officer. The Board appreciates the many contributions you have made to the Company, and is delighted that you will continue to play an important role for the Company as the next Chief Executive Officer transitions into his role.

1. Compensation. During the period in which you serve as Executive Chairman (the “Employment Period”), you will be paid at your current base salary, in installments consistent with the Company’s payroll procedures, and you will remain eligible to receive your 2017 bonus amounts payable under the SunCoke Energy, Inc. Annual Incentive Plan (the “AIP”) and/or SunCoke Energy Senior Executive Incentive Plan (the “SEIP”), based on the terms of such plans. In addition, you will retain the equity awards (the “Equity Awards”) previously granted to you. However, beginning on the Effective Date, you will not: (i) be eligible for any 2018, or subsequent, bonus awards to be paid out under the AIP and/or SEIP; or (ii) receive, under the SunCoke Energy, Inc. Long-Term Performance Enhancement Plan (the “LTPEP”), the SunCoke Energy, Inc. Long-Term Cash Incentive Plan, and/or any successor plan thereof, any additional stock options, performance-based share units (“PSUs”), time-vesting restricted share units, or other long-term cash or equity incentives.

Mr. Frederick A. Henderson

November 7, 2017

Vesting of your existing equity awards will continue through December 31, 2017, subject to your continued employment as Executive Chairman, and thereafter each Equity Award will continue to be subject to the terms of the LTPEP and the applicable award agreements, including the retirement vesting provisions contained therein. Payout of your 2017 cash bonus and settlement of the PSUs awarded to you in 2015 will each be based on actual performance, and each will occur at the same time as payout or settlement for other participants in the AIP and/or LTPEP.

2. “At will” Employment Status; Benefits Eligibility. Similar to any other employee, your employment as Executive Chairman is “at will” and may be terminated by either party at any time. You will remain eligible during the Employment Period to participate in the full range of the Company’s comprehensive benefits programs in which you currently participate, such as employee & family medical, prescription, dental, vision, and employee life insurance and short and long-term disability coverage. The Company regularly reviews the various benefits offered to its employees and reserves the right to modify or eliminate these and other benefits in the future. In addition, you acknowledge and agree that, commencing on the date you resign from your role as Executive Chairman, you will not be entitled to additional compensation or benefits from the Company other than: (i) as set forth or described in this Agreement; and/or (ii) other benefits vested and accrued as of the end of the Employment Period.

3. D&O Insurance. The Company shall maintain directors’ and officers’ liability insurance covering acts and omissions by you during the Employment Period, on terms substantially no less favorable than those in effect on the Effective Date.

4. Non-Competition. During the Employment Period and for a period of one year thereafter, you will not, except with the Company’s express prior written consent, for the benefit of any person (including yourself) directly or indirectly render any advisory or consulting services to, or otherwise become employed by, participate or engage in, or acquire an interest in (whether as an owner, shareholder, partner, officer, independent contractor, employee or otherwise) an enterprise that: (i) is competitive with, or similar to, any of the businesses of the Company; (ii) is employed by, consults with, or otherwise becomes associated with, any client of the Company contributing to the loss of income by the Company from that client; or (iii) engages in any other activity calculated to damage the Company’s best interests, including without limitation, soliciting clients; provided, that this Section 4 shall not prohibit you from purchasing or owning, as a passive investor, less than one percent (1%) of the securities of any publicly traded entity.

5. Non-Solicitation; No Hire. During the Employment Period and for a period of one year thereafter, you will not, except with the Company’s express prior written consent, for the benefit of any person (including yourself) solicit, induce or encourage any employee of the Company, or any of its subsidiaries, to leave the employment of the Company, hire or assist any other entity or person in hiring any employee of the Company or any of its subsidiaries, or solicit, induce or encourage any customer, or client of the Company, or any of its subsidiaries, to cease or reduce its business with the Company or its subsidiaries.

Mr. Frederick A. Henderson

November 7, 2017

6. Non-disparagement. You agree not to engage in any form of conduct or make any statements or representations that disparage, portray in a negative light, or otherwise impair the reputation, goodwill or commercial interests of the Company, or its past, present and future subsidiaries, divisions, affiliates, successors, officers, directors, attorneys, agents and employees. Notwithstanding this limitation, you and the Company agree that nothing in this Agreement prohibits you from filing a charge or otherwise cooperating or participating in an investigation or proceedings with any federal, state, or local agency and that this Agreement does not limit or extinguish your right to receive an award for information provided to the Securities and Exchange Commission.

7. Confidential Information. You acknowledge and agree that in the course of employment with the Company, you have and will acquire confidential information that includes, by way of example only, trade secrets (including organizational charts, reporting relationships, employee information such as credentials, individual performance, skill sets, salaries and background information), ideas, inventions, methods, designs, formulas, systems, improvements, prices, discounts, business affairs, products, product specifications, manufacturing processes, data and know- how and technical information of any kind whatsoever unless such information has been publicly disclosed by authorized officials of the Company. You agree that you will not, except as authorized in writing on behalf of the Company, use, publish or disclose or authorize anyone to use, publish or disclose, any secret or confidential information or knowledge concerning the business of the Company.

8. Tax Matters. This letter and the agreements herein will be interpreted to avoid any penalty sanctions under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and to deliver the full economic value of all the benefits provided herein. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A of the Code, then such benefit or payment will be provided in full at the earliest time thereafter when such sanctions will not be imposed. Upon your request, the Company agrees to make any changes to this Agreement to assure that no sanctions will be imposed under Section 409A of the Code.

9. Cooperation with Regard to Litigation. You agree to cooperate with the Company, during the Employment Period and thereafter, by making yourself available to testify on behalf of the Company or any subsidiary of the Company, in any action, suit, or proceeding, and to assist the Company, or any subsidiary of the Company, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, or any subsidiary or affiliate of the Company, as may be reasonably requested and after taking into account your post-employment responsibilities and obligations.

10. Waiver and Release. In consideration of the compensation and benefits provided pursuant to this Agreement, the sufficiency of which is hereby acknowledged, you, for yourself and for any person who may claim by or through you, irrevocably and unconditionally release, waive and forever discharge the Company and its past, present and future subsidiaries, divisions, affiliates, successors, and their respective officers, directors, attorneys, agents and employees,

Mr. Frederick A. Henderson

November 7, 2017

from any and all claims or causes of action that you had, have or may have, known or unknown, relating to your employment or termination of employment with the Company up until the date of this Agreement, including but not limited to, any claims arising under Title VII of the Civil Rights Act of 1964, as amended, Section 1981 of the Civil Rights Act of 1866, as amended, the Civil Rights Act of 1991, as amended, the Family and Medical Leave Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act, the Employee Retirement Income Security Act; claims under any other federal, state or local statute, regulation or ordinance; claims for discrimination or harassment of any kind, breach of contract or public policy, wrongful or retaliatory discharge, defamation or other personal or business injury of any kind; and any and all other claims to any form of legal or equitable relief, damages, compensation or benefits (except rights you may have under the Employee Retirement Income Security Act of 1974 to recover any vested benefits), or for attorney’s fees or costs. You additionally waive and release any right you may have to recover in any lawsuit or proceeding against the Company brought by you, an administrative agency, or any other person on your behalf or which includes you in any class. Notwithstanding the foregoing, you do not release (i) any claim arising pursuant to this Agreement, (ii) your rights with respect to equity awards granted prior to the date hereof, (iii) any right you may have to indemnification under the directors and officers liability insurance arrangements of the Company, and (iv) your rights to other benefits vested and accrued as of the end of the Employment Period.

You understand that you are entitled to consider this Agreement for at least twenty-one (21) days before signing it. However, after due deliberation, you may elect to sign this Agreement without availing yourself of the opportunity to consider its provisions for at least twenty-one (21) days. You hereby acknowledge that any decision to shorten the time for considering this Agreement prior to signing it is voluntary, and such decision is not induced by or through fraud, misrepresentation, or a threat to withdraw or alter the provisions set forth in this Agreement. You understand that you may revoke this Agreement as it relates to the release of any potential claim that could be brought or filed under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990, within seven (7) days after the date on which you sign this Agreement, and that this Agreement as it relates to such a claim does not become effective until the expiration of the seven (7) day period. In the event that you decide to revoke this Agreement to the extent that it relates to such a claim within the seven (7) day period, you understand that you must provide such revocation in writing to the Company, and addressed to the attention of the General Counsel.

11. No Assignment of Claims. You represent and warrant that you have not sold, assigned, transferred, conveyed or otherwise disposed of to any third party, by operation of law or otherwise, any action, cause of action, debt, obligation, contract, agreement, covenant, guarantee, judgment, damage, claim, counterclaim, liability or demand of any nature whatsoever relating to any matter covered in this Agreement. Your employment may be terminated only by either person signing below (or their successor) by delivering written notice to the other person.

Mr. Frederick A. Henderson

November 7, 2017

12. Remedies. You agree that any breach of the terms in Sections 4, 5, 6 or 7 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law and that, in the event of such breach or any threat of breach, the Company will be entitled to an immediate injunction and restraining order from a court of competent jurisdiction to prevent such breach and/or threatened breach and/or continued breach by you and/or any person or entity acting for or with you, without having to prove damages. The availability of injunctive relief shall be in addition to any other remedies to which the Company may be entitled at law or in equity, including but not limited to the recovery of damages from you.

13. Beneficiaries. You are entitled to designate a beneficiary or beneficiaries to receive any compensation or benefits provided under this Agreement following your death.

14. Successors and Assigns. This Agreement is binding upon and shall inure to the benefit of you, your heirs, executors, administrators and beneficiaries, and shall be binding upon and inure to the benefit of the Company and its successors and assigns.

15. Survival. The provisions of Sections 3, 4, 5, 6, 7, 9 and 12 hereof shall survive the termination or expiration of this Agreement.

16. Governing Law; Waiver of Jury Trial. THIS AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED, ADMINISTERED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. TO THE EXTENT APPLICABLE, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL FOR ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT

17. Entire Agreement. This Agreement constitutes the entire agreement between you and the Company with respect to the matters herein, and no modification or waiver of any provision shall be effective unless in writing and signed by both parties.

[COUNTERPART SIGNATURE PAGES FOLLOW]

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Mr. Frederick A. Henderson

November 7, 2017

Please review this Agreement carefully and, if it is acceptable to you, please sign both signature pages and return a counterpart to us. This Agreement will be effective if signed in counterparts, and delivery of a signature page by facsimile, or scanned and sent via electronic mail, is effective to bind the parties hereto.

On behalf of the Board of Directors, we thank you for your dedication, commitment and affection for our Company. We look forward to your continued service as Executive Chairman.

Sincerely,

/s/ John W. Rowe
John W. Rowe
Lead Director and
Governance Committee Chair
SunCoke Energy, Inc.

Acknowledged, accepted and agreed:

/s/ Frederick A. Henderson
Frederick A. Henderson

[Counterpart signature page to SunCoke Energy, Inc. Executive Chairman Letter]